Exhibit 5.1

Roger W. Landes Interim General Counsel & Corporate Secretary

June 17, 2026

Murphy Oil Corporation

9805 Katy Freeway, G-200

Houston, TX  77024

Re: Murphy Oil Corporation 2026 Stock Plan for Non-Employee Directors

Ladies and Gentlemen:

As Interim General Counsel and Corporate Secretary of Murphy Oil Corporation, (the “Company”), I advise you as follows in connection with the filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 900,000 shares of common stock, $1.00 par value per share (“Common Stock”) issuable pursuant to the Murphy Oil Corporation 2026 Stock Plan for Non-Employee Directors (the “Plan”).

As Interim General Counsel and Corporate Secretary for the Company, I, or attorneys under my supervision, have participated in the preparation of the Registration Statement and have examined and relied upon such documents, opinions, precedents, records and other materials as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based on the foregoing, I am of the opinion that shares of original issuance Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Sincerely,

/s/ Roger W. Landes
Roger W. Landes Interim General Counsel and Corporate Secretary

9805 Katy Freeway, G-200, Houston, TX 77024

t 281-675-9000